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                                                                                             EXHIBIT 11


                                              MARK TWAIN BANCSHARES, INC.
                                                   AND SUBSIDIARIES

                                           Computation of Earnings Per Share
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                                                                            For the Years Ended
                                                                                 December 31,
(In thousands of dollars except per share data)                   1996               1995               1994
                                                                  ----               ----               ----
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PRIMARY
Earnings:
 Net income                                                      $53,268            $47,713             $40,982
                                                                 =======            =======             =======

Shares:
 Weighted average number of common shares outstanding         16,168,262         16,056,927          15,887,699
 Weighted average number of common share equivalents             304,928            231,912             215,410
                                                              ----------         ----------          ----------
                                                              16,473,190         16,288,839          16,103,109
                                                              ----------         ----------          ----------

Primary earnings per common share                                  $3.23              $2.93               $2.54
                                                                   =====              =====               =====


ASSUMING FULL DILUTION
Earnings:
 Net Income                                                      $53,268            $47,713             $40,982
 After tax interest applicable to convertible notes                  120                343                 505
 After tax amortization of capital note fees                          63                 51                  62
                                                                 -------            -------             -------
  Fully diluted net income                                       $53,451            $48,107             $41,470
                                                                 =======            =======             =======

Shares:
 Weighted average number of common shares outstanding         16,168,262         16,056,927          15,887,699
 Assuming conversion of Convertible Notes and dilutive
  stock options                                                  644,803            847,186             828,164
                                                              ----------         ----------          ----------
                                                              16,813,065         16,904,113          16,715,863
                                                              ==========         ==========          ==========

Earnings per common share assuming full dilution                   $3.18              $2.85               $2.48
                                                                   =====              =====               =====
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